Exhibit B-30

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
STRATEGIC ENERGY, L.L.C.

       This Amendment No. 1 (the "Amendment") to the Amended and Restated Limited Liability Company Agreement of Strategic Energy, L.L.C. dated as of December 31, 1999 (the "LLC Agreement") is made and entered into this 27th day of April, 2001, by and between Custom Energy Holdings, L.L.C., a Delaware limited liability company ("CE" or the "Member") and Strategic Energy, L.L.C., a Delaware limited liability company (the "Company").

       Whereas, MTB Energy, Inc., a Missouri corporation, has agreed to transfer and exchange all of its Series SEL Economic Interest and Series SEL Voting Interest (as those terms are defined in the Amended and Restated Limited Liability Company Agreement of Custom Energy Holdings, L.L.C., dated as of December 31, 1999) in CE to KLT Energy Services Inc., and

       Whereas, the Member and the Company wish to make certain amendments to the LLC Agreement to reflect the effects of this transfer and exchange, as set forth in this Amendment, to be effective as of the closing date of said transfer and exchange of Interests.

       Now, therefore, in consideration of the mutual covenants and benefits set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  The second paragraph of Section 3.1 of the LLC Agreement is deleted and the following paragraph inserted in lieu thereof:

The Management Committee shall consist of four (4) representatives, two (2) of whom shall be appointed by KLT, one (1) of whom shall be appointed by ELC, and one (1) of whom shall be appointed by Holdings. In the event of the resignation or death of a representative, the vacancy shall be promptly filled by a nominee of the Person who appointed the departing representative. The appointment of each representative on the Management Committee subsequent to the initial representatives named in this Section 3.1 shall be evidenced by an appointment, and acceptance of appointment, in a writing delivered to the Company by the Person entitled to appoint such representative. Each representative will serve on the Management Committee at the pleasure of the Person appointing him or her. The Management Committee shall, as of the effective date of this Amendment No. 1, consist of P. Jay Schliesman and Gregory J. Orman (appointed by KLT), Mark R. Schroeder (appointed by ELC) and Richard M. Zomnir (appointed by Holdings).

2.  Section 3.5 of the LLC Agreement is deleted and the following section inserted in lieu thereof:

3.5.  Quorum. The presence of representatives appointed by Persons holding, in aggregate, a majority of the Units of Series SEL Voting Interest shall constitute a quorum at any duly called meeting of the Management Committee.

3.  Section 3.6 of the LLC Agreement is deleted and the following section inserted in lieu thereof:

3.6.  Voting. Each representative on the Management Committee shall be entitled to a vote upon each matter submitted or required to be submitted to a vote at a meeting of the Management Committee in proportion to the percentage of Units of Series SEL Voting Interest held by the Person appointing such representative. An affirmative vote of the representatives appointed by Persons holding, in aggregate, a majority of the Units of Series SEL Voting Interest shall be required to approve the action to be taken by the Management Committee, except for matters requiring a unanimous vote set forth in Section 3.12.

4.  The first paragraph of Section 3.13 of the LLC Agreement is deleted and the following paragraph inserted in lieu thereof:

3.13  Powers of the Management Committee. In addition to that contemplated above, the Management Committee shall have the power to do the following upon the affirmative vote of the representatives appointed by Persons holding, in aggregate, a majority of the Units of Series SEL Voting Interest, without the consent of the Members:

5.  The first sentence of Section 3.15 of the LLC Agreement is deleted and the following sentence inserted in lieu thereof:

The Management Committee, by an affirmative vote of the representatives appointed by Persons holding, in aggregate, a majority of the Units of Series SEL Voting Interest, may remove the Chief Executive Officer, in its sole and absolute discretion if, at any time or from time to time, it becomes dissatisfied with the Chief Executive Officer's performance under this Agreement (regardless of whether such dissatisfaction shall constitute legal "cause" for termination).

6.  This Amendment No. 1 will automatically become effective as of the closing date of the transfer and exchange of Interests pursuant to that certain Exchange Agreement between KLT Energy Services Inc. and MTB Energy, Inc., dated effective as of January 1, 2001.

[signature page follows]

       In witness whereof, the parties hereto have signed this Amendment on the date first above written.

Custom Energy Holdings, L.L.C.,
a Delaware limited liability company

By:/s/Gregory J. Orman
Gregory J. Orman, President and Chief Executive Officer

Strategic Energy, L.L.C.,
a Delaware limited liability company

By:/s/Richard M. Zomnir
Richard M. Zomnir, President and Chief Executive Officer

Consented to by the holders of
Series SEL Voting Interests:

SE Holdings, L.L.C.,
a Delaware limited liability company

By:/s/Richard M. Zomnir________
Name:_______________________
Title:________________________

KLT Energy Services Inc.,
a Missouri corporation

By:/s/Frank R. Clark____________
~~P. Jay Schliesman, President~~ Frank R. Clark, Treasurer

Environmental Lighting Concepts, Inc.,
a Minnesota corporation

By:/s/Mark R. Schroeder_________
Mark R. Schroeder, President

MTB Energy, Inc.

By:/s/Tim Clemons_____________
L. Tim Clemons, ~~President~~ CEO